Filed pursuant to Rule 433

Registration Statement No. 333-180300-03

April 23, 2014

Delivering alternative commodities investment* solutions.

Credit Suisse ETNs.

Credit Suisse ETNs deliver alternative commodities investments*
to advisors in exchange-traded format.

■  CSCB – Commodity Benchmark ETN

■  CSCR – Commodity Rotation ETN

■  GLDI – Gold Shares Covered Call ETN

■  SLVO – Silver Shares Covered Call ETN

■  MLPN – Equal Weight MLP Index ETN

credit-suisse.com/etn

*The ETNs are not linked to and investors have no rights to any physical commodity.

You may receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase or sale. An investment in the ETNs involves significant risks. For further information regarding risks, please see the section entitled “Risk Factors” in the applicable pricing supplement. Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for each offering of ETNs. Before you invest, you should read the applicable pricing supplement, the prospectus supplement and prospectus in that registration statement, to understand fully the terms of the ETNs and other considerations that are important in making a decision about investing in the ETNs. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse, any dealer, or any agent participating in the offering will arrange to send you the applicable pricing supplement, prospectus supplement and prospectus if you so request them by calling toll-free 1-800-221-1037. ©2014 CREDIT SUISSE AG and/or its affiliates. All rights reserved.